Item 5. Other Events and Regulation FD Disclosure.
RISK FACTORS
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-1.1 Underwriting Agreement

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 18, 2003

FRONTIER AIRLINES, INC

(Exact name of Registrant as specified in its charter)

Colorado	0-24126	84-1256945

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7001 Tower Road, Denver, CO	80249

(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (720) 374-4200

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

     On September 18, 2003, Frontier Airlines, Inc. entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner, & Smith Incorporated, and Raymond James & Associates, Inc. pursuant to which the Company issued and sold to the various underwriters party to the Underwriting Agreement 4,700,000 shares of common stock. Frontier also granted to the underwriters an over-allotment option for an additional 700,000 shares of common stock. The Underwriting Agreement is attached hereto as Exhibit 1.1.

     The Company hereby updates its Risk Factors as follows:

RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included in the reports we file with the Securities and Exchange Commission, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read the introductory material regarding forward-looking statements in Part I of our most recent Annual Report on Form 10-K, where we describe additional uncertainties associated with our business and the forward-looking statements included in the information we file with the SEC. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by us described below. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

We may not be able to obtain or secure financing for our new aircraft.

      As of October 1, 2003, we will have commitments to purchase 17 additional new Airbus A319 and A318 aircraft, including our recently announced plan to purchase up to 15 additional Airbus A319 aircraft. We have secured financing commitments for four of these aircraft. To complete the purchase of the remaining aircraft, we must secure aircraft financing, which we may not be able to obtain on terms acceptable to us, if at all. The amount of financing required will depend on the required down payment on mortgage financed aircraft and the extent to which we lease as opposed to purchase the aircraft. We are exploring various financing alternatives, including, but not limited to, domestic and foreign bank financing, leveraged lease arrangements or sale/leaseback transactions. There can be no guarantee that additional financing will be available when required or on acceptable terms. The inability to secure the financing could have a material adverse effect on our cash balances or result in delays in or our inability to take delivery of Airbus aircraft that we have agreed to purchase, which would impair our strategy for long-term growth and could result in the loss of pre-delivery payments and deposits previously paid to the manufacturer, and/or the imposition of other penalties or the payment of damages for failure to take delivery of the aircraft in accordance with the terms of the purchase agreement with the manufacturer.

We have a significant amount of fixed obligations and we will incur significantly more fixed obligations, which could increase the risk of failing to meet payment obligations.

      As of June 30, 2003, our total debt was $279.4 million. Maturities of our long-term debt were $20.6 million in 2004, $19.7 million in 2005, $22.3 million in 2006, $53.3 million in 2007, $13 million in 2008 and an aggregate of $150.5 million for the years thereafter. These figures do not include an additional $76.5 million of debt incurred after June 30, 2003, through September 18, 2003 in connection with the acquisition of three aircraft. After accounting for the effect of our interest rate derivative hedge, approximately 75% of our total long-term debt bears floating interest rates, and the remaining 25% bears fixed rates. In addition to long-term debt, we have a significant amount of other fixed obligations under operating leases related to our aircraft, airport terminal space, other airport facilities and office space. As of June 30, 2003, future minimum lease payments under noncancelable operating leases were approximately $82.2 million in 2004, $77.4 million in 2005, $63.9 million in 2006, $60.8 million in 2007, $59.2 million in 2008 and an aggregate of $360.8 million for the years thereafter. Approximately 88% of our minimum lease payments are fixed in nature, and the remaining 12% are adjusted periodically based on floating interest rates. As of October 1, 2003, we will have commitments of approximately $561.7 million to purchase 17 additional aircraft over the next four and a half years, including estimated amounts for contractual price escalations, spare parts to support these aircraft and to equip the aircraft with LiveTV. We will incur additional debt or long-term lease obligations as we take delivery of new aircraft and other equipment and continue to expand into new markets.

If we fail to comply with financial covenants, some of our financing agreements may be terminated.

      Under our loan facility, guaranteed in part by the ATSB, we are required to comply with specified financial and other covenants. We cannot assure you that we will be able to comply with these covenants or provisions or that these requirements will not limit our ability to finance our future operations or capital needs. Our inability to comply with the required financial covenants or provisions could result in a default under this financing agreement. In the event of any such default and our inability to obtain a waiver of the default, all amounts outstanding under the agreements could be declared to be immediately due and payable. In addition, other financial arrangements that contain cross-default provisions could also be declared in default and all amounts outstanding could be declared immediately due and payable. If we did not have sufficient available cash to pay all amounts that become due and payable, we would have to seek additional debt or equity financing, which may not be available on acceptable terms, or at all. If such financing were not available, we would have to sell assets in order to obtain the funds required to make the accelerated payments.

Our failure to successfully implement our growth strategy could harm our business.

      Our growth strategy involves transitioning to an all Airbus fleet, including the addition of up to 38 Airbus aircraft, increasing the frequency of flights to markets we currently serve, expanding the number of markets served and increasing flight connection opportunities. It is critical that we achieve our growth strategy in order for our business to attain economies of scale and to sustain or increase our profitability. Increasing the number of markets we serve depends on our ability to access suitable airports located in our targeted geographic markets in a manner that is consistent with our cost strategy. We will also need to obtain additional gates at DIA. Any condition that would deny, limit or delay our access to airports we seek to serve in the future will constrain our ability to grow. Opening new markets requires us to commit a substantial amount of resources, even before the new services commence. Expansion will also require additional skilled personnel, equipment and facilities. An inability to hire and retain skilled personnel or to secure the required equipment and facilities efficiently and cost-effectively may affect our ability to achieve our growth strategy. We cannot assure you that we will be able to successfully expand our existing markets or establish new markets, and our failure to do so could harm our business.

      Transition and growth of our fleet and expansion of our markets and services may also strain our existing management resources and systems to the point that they may no longer be adequate to support our operations, requiring us to make significant expenditures in these areas. We expect that we may need to further develop our information technology systems and other corporate infrastructure to accommodate future growth. We cannot assure you that we will be able to sufficiently develop our systems and infrastructure on a timely basis, and the failure to do so could harm our business.

We depend heavily on the Denver market to be successful.

      Our business strategy has historically focused on adding flights to and from our Denver base of operations. A reduction in our share of the Denver market or reduced passenger traffic to or from Denver could have a material adverse effect on our financial condition and results of operations. In addition, our dependence on a hub system operating out of Denver makes us more susceptible to adverse weather conditions and other traffic delays in the Rocky Mountain region than some of our competitors that may be better able to spread these traffic risks over large route networks.

We face intense competition and market dominance by United Airlines and uncertainty with respect to its ability to emerge from Chapter 11 successfully; we also face competition from other airlines at DIA.

      The airline industry is highly competitive, primarily due to the effects of the Airline Deregulation Act of 1978, which substantially eliminated government authority to regulate domestic routes and fares and increased the ability of airlines to compete with respect to flight frequencies and fares. We compete with United Airlines in our hub in Denver, and we anticipate that we will compete principally with United Airlines in our future market entries. United Airlines and its regional airline affiliates are the dominant carriers out of DIA, accounting for approximately 61% of all revenue passengers for the seven months ended July 31, 2003. Fare wars, “capacity dumping” in which a competitor places additional aircraft on selected routes, and other activities could adversely affect us. The future activities of United Airlines and other carriers may have a material adverse effect on our revenues and results of operations. Most of our current and potential competitors have significantly greater financial resources, larger route networks, and superior market identity. In addition, United Airlines is currently operating under the protection of Chapter 11 of the Bankruptcy Code. As it seeks to develop a plan of reorganization, United Airlines has expressed an interest in creating a low-cost operation in order to compete more effectively with us and other low-cost carriers. On September 17, 2003, United Airlines announced that Denver will be the launch hub for its new low-cost operation, which will begin in February 2004 and fly initially from DIA to seven cities in the West and South. United’s proposed low-cost venture may place downward pressure on air fares charged in the Denver market and adversely affect our market share at DIA and our ability to maintain yields required for profitable operations. The uncertainty regarding United Airlines’ business plan, its ability to restructure under Chapter 11, and its potential for placing downward pressure on air fares charged in the Denver market are risks on our ability to maintain yields required for profitable operations. In addition, in the last two years Alaska Airlines, Spirit Airlines, JetBlue Airways, AirTran Airways and American TransAir have commenced service at DIA as spokes to their hubs in other cities. These airlines have offered low introductory fares and compete on several of our routes. Competition from these airlines could adversely affect us.

We may not have access to adequate gates or airport slots, which could decrease our competitiveness.

      The number of gates available to us at DIA may be limited due to restricted capacity or disruptions caused by airport renovation projects. Available gates may not provide for the best overall service to our customers, and may prevent us from scheduling our flights during peak or opportune times. We are currently seeking additional gates at DIA in connection with our expanded operations. Negotiations regarding these gates has been affected in part by the bankruptcy of United Airlines and a change of administration at the City and County of Denver. We cannot be certain whether we will obtain any such gates. If we are unable to obtain additional gates at DIA, we may be forced to move a portion of our operations to another airport, potentially resulting in increased operating costs. Any failure to obtain gate access at DIA or the other airports that we serve could adversely affect us. In addition, the number of gates available to us at other airports may be limited due to restricted capacity or disruptions caused by major renovation projects. Available gates may not provide for the best overall service to our customers, and may prevent us from scheduling our flights during peak or opportune times.

      We could encounter barriers to airport slots that would deny or limit our access to the airports that we currently use or intend to use in the future. A slot is an authorization to schedule a takeoff or landing at the designated airport within a specific time window. The FAA must be advised of all slot transfers and can disallow any such transfer. In the United States, the FAA currently regulates slot allocations at O’Hare International Airport in Chicago, JFK and LaGuardia Airports in New York City, and Ronald Reagan National Airport in Washington D.C. We use LaGuardia Airport and Ronald Reagan National Airport in our current operations. The FAA’s slot regulations require the use of each slot at least 80% of the time, measured on a monthly basis. Failure to comply with these regulations may result in a recall of the slot by the FAA. In addition, the slot regulations permit the FAA to withdraw the slots at any time without compensation to meet the operational needs of the U.S. Department of Transportation, or DOT. We also have commenced service to John Wayne Airport in Orange County, California, which limits arrivals and departures as a result of slot allocations for noise control purposes. Our ability to increase slots at these regulated airports is limited by the number of slots available for takeoffs and landings.

We experience high costs at DIA, which may impact our results of operations.

      We operate our hub of flight operations from DIA where we experience high costs. Financed through revenue bonds, DIA depends on landing fees, gate rentals, income from airlines, the traveling public, and other fees to generate income to service its debt and to support its operations. Our cost of operations at DIA will vary as traffic increases or diminishes at that airport. We believe that our operating costs at DIA substantially exceed those that other airlines incur at most hub airports in other cities, which decreases our ability to compete with other airlines with lower costs at their hub airports. In addition, United Airlines, currently operating under the protection of Chapter 11 of the Bankruptcy Code, represents a significant tenant at DIA. If United Airlines rejects a significant portion of its payment obligations relating to its operations at DIA, or significantly reduces its operations, the resulting decrease in revenues available to DIA may result in a proportionate increase in the costs of all other airlines operating at DIA.

Our transition to an Airbus fleet creates risks.

      As of October 1, 2003, we will operate 15 Boeing aircraft and 24 Airbus aircraft. We plan to transition our fleet so that we are operating only Airbus aircraft by September 30, 2005. One of the key elements of this strategy is to produce cost savings because crew training is standardized for aircraft of a common type, maintenance issues are simplified, spare parts inventory is reduced, and scheduling is more efficient. However, during our transition period we will be incurring additional costs associated with retraining our Boeing crews in the Airbus aircraft. We also may retire the Boeing aircraft in advance of the end of the lease agreements, which causes us to recognize remaining lease obligations as expense in the current period and to incur costs associated with returning the aircraft. We plan to take a non-cash charge of approximately $2.4 million, net of taxes, during the current quarter for the early retirement of our last two Boeing 737-200s and the closure of our El Paso maintenance facility.

      Once we operate only Airbus aircraft, we will be dependent on a single manufacturer for future aircraft acquisitions or deliveries, spare parts or warranty service. If Airbus is unable to perform its obligations under existing purchase agreements, or is unable to provide future aircraft or services, whether by fire, strike or other events that affect its ability to fulfill contractual obligations or manufacture aircraft or spare parts, we would have to find another supplier for our aircraft. Currently, Boeing is the only other manufacturer from which we could purchase or lease alternate aircraft. If we were forced to acquire Boeing aircraft, we would need to address fleet transition issues, including substantial costs associated with retraining our employees, acquiring new spare parts, and replacing our manuals. In addition, the fleet efficiency benefits described above may no longer be available.

      In addition, once we operate only Airbus aircraft we will be particularly vulnerable to any problems that might be associated with these aircraft. Our business would be significantly disrupted if an FAA airworthiness directive or service bulletin were issued, resulting in the grounding of all Airbus aircraft of the type we operate while the defect is being corrected. Our business could also be harmed if the public avoids flying Airbus aircraft due to an adverse perception about the aircraft’s safety or dependability, whether real or perceived, in the event of an accident or other incident involving an Airbus aircraft of the type we fly.

      One of the unique features of our Airbus fleet is that every seat in each of our Airbus aircraft will be equipped with LiveTV. LiveTV is provided by LiveTV, LLC, a subsidiary of JetBlue Airlines. We do not know of any other company that could provide us with LiveTV equipment and if JetBlue were to stop supplying us with the equipment or service for any reason, we could lose one of the unique services that differentiates us from our competitors.

Our maintenance expenses may be higher than we anticipate.

      We bear the cost of all routine and major maintenance on our owned and leased aircraft. Maintenance expenses comprise a significant portion of our operating expenses. In addition, we are required periodically to take aircraft out of service for heavy maintenance checks, which can adversely increase costs and reduce revenue. We also may be required to comply with regulations and airworthiness directives the FAA issues, the cost of which our aircraft lessors may only partially assume depending upon the magnitude of the expense. Although we believe that our purchased and leased aircraft are currently in compliance with all FAA issued airworthiness directives, additional airworthiness directives likely will be required in the future, necessitating additional expense.

Our landing fees may increase because of local noise abatement procedures.

      Compliance with local noise abatement procedures may lead to increased landing fees. As a result of litigation and pressure from airport area residents, airport operators have taken actions over the years to reduce aircraft noise. These actions have included regulations requiring aircraft to meet prescribed decibel limits by designated dates, curfews during night time hours, restrictions on frequency of aircraft operations, and various operational procedures for noise abatement. The Airport Noise and Capacity Act of 1990 recognized the right of airport operators with special noise problems to implement local noise abatement procedures as long as the procedures do not interfere unreasonably with the interstate and foreign commerce of the national air transportation system.

      An agreement between the City and County of Denver and another county adjacent to Denver specifies maximum aircraft noise levels at designated monitoring points in the vicinity of DIA with significant payments payable by Denver to the other county for each substantiated noise violation under the agreement. DIA has incurred these payment obligations and likely will incur such obligations in the future, which it will pass on to us and other air carriers serving DIA by increasing landing fees. Additionally, noise regulations could be enacted in the future that would increase our expenses and could have a material adverse effect on our operations.

We have a limited number of aircraft, and any unexpected loss of any aircraft could disrupt and harm our operations.

      Because we have a limited number of aircraft, if more than one of our aircraft unexpectedly are taken out of service, our operations may be disrupted. We can schedule all of our aircraft for regular passenger service and only maintain limited spare aircraft capability should one or more aircraft be removed from scheduled service for unplanned maintenance repairs or for other reasons. The unplanned loss of use of more than one of our aircraft for a significant period of time could have a material adverse effect on our operations and operating results. A replacement aircraft may not be available or we may not be able to lease or purchase additional aircraft on satisfactory terms or when needed. The market for leased or purchased aircraft fluctuates based on worldwide economic factors that we cannot control.

Unionization affects our costs and may affect our operations.

      Three of our employee groups have voted for union representation: our pilots, dispatchers, and mechanics. In addition, since 1997 we have had union organizing attempts that were defeated by our flight attendants, ramp service agents, and stock clerks. The collective bargaining agreements we have entered into with our pilots, dispatchers and mechanics have increased our labor and benefit costs, and additional unionization of our employees could increase our overall costs. If any group of our currently non-unionized employees were to unionize and we were unable to reach agreement on the terms of their and other currently unionized employee groups’ collective bargaining agreements or we were to experience widespread employee dissatisfaction, we could be subject to work slowdowns or stoppages. In addition, we may be subject to disruptions by organized labor groups protesting certain groups for their non-union status. Any of these events would be disruptive to our operations and could harm our business.

Our limited marketing alliances could harm our business.

      Many airlines have marketing alliances with other airlines, under which they market and advertise their status as marketing alliance partners. Among other things, they share the use of two-letter flight designator codes to identify their flights and fares in the computerized reservation systems and permit reciprocity in their frequent flyer programs. Our program partners presently include Midwest Airlines and Virgin Atlantic Airways, but we do not have the significant network of marketing partners that many other airlines do. Our limited marketing alliances put us at a competitive disadvantage to global network carriers, whose ability to attract passengers through more widespread alliances, particularly on international routes, may adversely affect our passenger traffic, and therefore our results of operations.

Our lack of an established line of credit or borrowing facility makes us highly dependent upon our operating cash flows.

      Airlines require substantial liquidity to operate under most conditions. We have no material lines of credit, and rely primarily on operating cash flows to provide working capital. Unless we secure a line of credit, borrowing facility or other financing, we will be dependent upon our existing cash and operating cash flows to fund our operations and to make scheduled payments on our debt and other fixed obligations. If we deplete our existing cash, including any cash we retain from the proceeds of this offering, fail to generate sufficient funds from operations to meet these cash requirements and are unable to secure a line of credit, borrowing facility or other financing, we could default on our debt and other fixed obligations. Our inability to meet our obligations as they become due would seriously harm our business and financial results.

If we are unable to attract and retain qualified personnel at reasonable costs, our business will be harmed.

      Our business is labor intensive, with labor costs representing 24.7% of our operating expenses for the year ended March 31, 2003 and 27.2% of our operating expenses for the three months ended June 30, 2003. We expect salaries, wages and benefits to increase on a gross basis and these costs could increase as a percentage of our overall costs, which could harm our business. Our growth plans will require us to hire, train and retain a significant number of new employees in the future. From time to time, the airline industry has experienced a shortage of personnel licensed by the FAA, especially pilots and mechanics. We compete against the major U.S. airlines for labor in these highly skilled positions. Many of the major U.S. airlines offer wage and benefit packages that exceed our wage and benefit packages. As a result, in the future, we may have to significantly increase wages and benefits in order to attract and retain qualified personnel or risk considerable employee turnover. If we are unable to hire, train and retain qualified employees at a reasonable cost, we may be unable to complete our growth plans and our business could be harmed.

We may be subject to terrorist attacks or other acts of war and increased costs or reductions in demand for air travel due to hostilities in the Middle East or other parts of the world.

      On September 11, 2001, four commercial aircraft were hijacked by terrorists and crashed into The World Trade Center in New York City, the Pentagon in Northern Virginia and a field in Pennsylvania. These terrorists attacks resulted in an overwhelming loss of life and extensive property damage. Immediately after the attacks, the Federal Aviation Administration, or FAA, closed U.S. airspace, prohibiting all flights to, from and within the United States of America. Airports reopened on September 13, 2001, except for Washington D.C. Ronald Reagan International Airport, which partially reopened on October 4, 2001.

      The September 11 terrorist attacks, and more recently, the war in Iraq created fear among consumers and resulted in significant negative economic impacts on the airline industry. Primary effects were substantial loss of revenue and flight disruption costs, increased security and insurance costs, increased concerns about the potential for future terrorist attacks, airport shutdowns and flight cancellations and delays due to additional screening of passengers and baggage, security breaches and perceived safety threats, and significantly reduced passenger traffic and yields due to the subsequent drop in demand for air travel.

      Given the magnitude and unprecedented nature of the September 11 attacks, the uncertainty and fear of consumers resulting from the war in Iraq, or the potential for other hostilities in other parts of the world, it is uncertain what long-term impact these events will or could have on the airline industry in general and on us in particular. These factors could affect our operating results and financial condition by creating weakness in demand for air travel, increased costs due to new security measures and the potential for new or additional government mandates for security related measures, increased insurance premiums, increased fuel costs, and uncertainty about the continued availability of war risk coverage or other insurances. In addition, several plaintiffs filed lawsuits in the United States District Court, Southern District of New York based on the events of September 11, 2001. The complaints name as defendants various security system manufacturers and suppliers and several airlines that were operating at Boston Logan International Airport and Portland (Maine) International Jetport on September 11, 2001, including us. The complaints generally allege that the defendants failed to provide adequate security systems or supervision of security procedures at Logan Airport and Portland Jetport. We have not had the opportunity to analyze the allegations and claims contained in the lawsuits. If any of the suits were successful and damages were assessed against us in excess of our insurance coverage, we would be adversely affected.

      In addition, although the entire industry is substantially enhancing security equipment and procedures, it is impossible to guarantee that additional terrorist attacks or other acts of war will not occur. Given the weakened state of the airline industry, if additional terrorist attacks or acts of war occur, particularly in the near future, it can be expected that the impact of those attacks on the industry may be similar in nature to but substantially greater than those resulting from the September 11 terrorist attacks.

Increases in fuel costs affect our operating costs and competitiveness.

      Fuel is a major component of our operating expenses, accounting for 17.2% of our total operating expenses for the year ended March 31, 2003. Both the cost and availability of fuel are influenced by many economic and political factors and events occurring in oil producing countries throughout the world, and fuel costs fluctuate widely. We cannot predict our future cost and availability of fuel, which affects our ability to compete. The unavailability of adequate fuel supplies could have a material adverse effect on our operations and profitability. In addition, larger airlines may have a competitive advantage because they pay lower prices for fuel. We generally follow industry trends by imposing a fuel surcharge in response to significant fuel price increases. However, our ability to pass on increased fuel costs may be limited by economic and competitive conditions. Although we implemented a fuel hedging program in 2003, under which we enter into Gulf Coast jet fuel option contracts to partially protect against significant increases in fuel prices, this program is limited in fuel volume and duration. Our fuel hedging program currently protects us against potential fuel price increases on approximately 20% of our estimated fuel requirements through November 2003; approximately 15% for December 2003; approximately 7.5% from January 2004 through June 2004, and none thereafter.

The airline industry is seasonal and cyclical, resulting in unpredictable liquidity and earnings.

      Because the airline industry is seasonal and cyclical, our liquidity and earnings will fluctuate and be unpredictable. Our operations primarily depend on passenger travel demand and seasonal variations. Our weakest travel periods are generally during the quarters ending in June and December. The airline industry is also a highly cyclical business with substantial volatility. Airlines frequently experience short-term cash requirements. These requirements are caused by seasonal fluctuations in traffic, which often reduce cash during off-peak periods, and various other factors, including price competition from other airlines, national and international events, fuel prices, and general economic conditions including inflation. Our operating and financial results are likely to be negatively impacted by the continued stagnation in national or regional economic conditions in the United States, and particularly in Colorado.

      We, like many in the industry, have seen a negative impact to passenger traffic caused by the war with Iraq, the slowing economy, as well as threats of further terrorist activities. The impact has been more prevalent with our business traffic, which is higher yield traffic that books closer to the date of departure, than with our leisure customers. Even though the slowing economy has impacted us, we believe that the larger, more established carriers are being impacted to a greater extent as more price sensitive business travelers who typically fly these carriers are looking for affordable alternatives similar to the service we provide. The larger carriers have reduced their “close-in” fare structure to more aggressively compete for this traffic. Aggressive pricing tactics by our major competitors have had and could continue to have an impact on our business.

The airline industry tends to experience adverse financial results during general economic downturns, and recent airline financial results may lead to significant changes in our industry.

      Since a substantial portion of both business and leisure airline travel is discretionary, the industry tends to experience adverse financial results during general economic downturns. The airline industry has been experiencing a decline in traffic, particularly business traffic, due to slower general economic conditions beginning in 2000 and more recently, from the lingering impact of the terrorist attacks of September 11, 2001, the war in Iraq and the outbreak of severe acute respiratory syndrome. The industry experienced record losses for the year ended 2001 and the major U.S. airlines reported net losses of more than $11 billion in 2002.

      In response to these adverse financial results, some airlines have been reexamining their traditional business models and have taken actions in an effort to increase profitability, such as reducing capacity and rationalizing fleet types, furloughing or terminating employees, limiting service offerings, attempting to renegotiate labor contracts and reconfiguring flight schedules, as well as other efficiency and cost-cutting measures. Despite these business model adjustments, financial losses have continued and US Airways and United Airlines filed for Chapter 11 bankruptcy protection in 2002. Additional airline bankruptcies and restructurings may occur, potentially resulting in substantial change in our industry, which could adversely affect our business.

Our insurance costs have increased substantially as a result of the September 11th terrorist attacks, and further increases in insurance costs would harm our business.

      Following the September 11 terrorist attacks, aviation insurers dramatically increased airline insurance premiums and significantly reduced the maximum amount of insurance coverage available to airlines for liability to persons other than passengers for claims resulting from acts of terrorism, war or similar events to $50 million per event and in the aggregate. In light of this development, under the Air Transportation Safety and System Stabilization Act, the U.S. government has provided domestic airlines with excess war risk coverage above $50 million up to an estimated $1.6 billion per event for us.

      In December 2002, under the Homeland Security Act of 2002, the U.S. government expanded its insurance program such that airlines could elect either the government’s excess third-party coverage or for the government to become the primary insurer for all war risks coverage. We elected the latter in February 2003 and discontinued the commercially available war risk coverage. While the Appropriations Act authorized the government to offer both policies through August 31, 2004, the current policies are in effect until October 12, 2003. We cannot assure you that any extension will occur, or if it does, how long the extension will last. We expect that if the government stops providing war risk coverage to the airline industry, the premiums charged by aviation insurers for this coverage will be substantially higher than the premiums currently charged by the government. Significant increases in insurance premiums would harm our financial condition and results of operations.

Our financial results and reputation could be harmed in the event of an accident or incident involving our aircraft.

      An accident or incident involving one of our aircraft could involve repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service, and significant potential claims of injured passengers and others. We are required by the DOT and our lenders and lessors to carry hull, liability and war risk insurance. Although we believe we currently maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate and we may be forced to bear substantial losses from an accident. Substantial claims resulting from an accident in excess of our related insurance coverage would harm our business and financial results. Moreover, any aircraft accident or incident, even if fully insured, could cause a public perception that we are less safe or reliable than other airlines, which would harm our business.

We are in a high fixed cost business, and any unexpected decrease in revenues would harm us.

      The airline industry is characterized by low profit margins and high fixed costs primarily for personnel, fuel, aircraft ownership costs and other rents. The expenses of an aircraft flight do not vary significantly with the number of passengers carried and, as a result, a relatively small change in the number of passengers or in pricing would have a disproportionate effect on the airline’s operating and financial results. Accordingly, a shortfall from expected revenue levels can have a material adverse effect on our profitability and liquidity.

Airlines are often affected by factors beyond their control, including weather conditions, traffic congestion at airports and increased security measures, any of which could harm our operating results and financial condition.

      Like other airlines, we are subject to delays caused by factors beyond our control, including adverse weather conditions, air traffic congestion at airports and increased security measures. Delays frustrate passengers, reduce aircraft utilization and increase costs, all of which negatively affect profitability. During periods of snow, rain, fog, storms or other adverse weather conditions, flights may be cancelled or significantly delayed. Cancellations or delays due to weather conditions, traffic control problems and breaches in security could harm our operating results and financial condition.

We are subject to strict federal regulations, and compliance with federal regulations increases our costs and decreases our revenues.

      Airlines are subject to extensive regulatory and legal requirements that involve significant compliance costs. In the last several years, Congress has passed laws and the DOT and FAA have issued regulations relating to the operation of airlines that have required significant expenditures. For example, the President signed into law the Stabilization Act in November 2001. This law federalized substantially all aspects of civil aviation security and requires, among other things, the implementation of certain security measures by airlines and airports, including a requirement that all passenger baggage be screened. Funding for airline and airport security under the law is primarily provided by a new $2.50 per enplanement ticket tax effective February 1, 2002, with authority granted to the TSA to impose additional fees on air carriers if necessary. Under the Appropriations Act enacted on April 16, 2003, the $2.50 enplanement tax was temporarily suspended on ticket sales from June 1, 2003 through August 31, 2003. This enplanement tax will resume on October 1, 2003. In addition, the acquisition, installation and operation of the required baggage screening systems by airports will result in capital expenses and costs by those airports that will likely be passed on to the airlines through increased use and landing fees. On February 17, 2002, the Stabilization Act imposed a base security infrastructure fee on commercial air carriers in an amount equal to the calendar year ended 2000 airport security expenses. The infrastructure fee for us is $1,625,000 annually. It is impossible to determine at this time exactly what the full cost impact will be of the increased security measures imposed by the Stabilization Act.

      Although we have obtained the necessary authority from the DOT and the FAA to conduct flight operations and are currently obtaining such authority from the FAA with respect to our Airbus aircraft, we must maintain this authority by our continued compliance with applicable statutes, rules, and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. We believe that the FAA strictly scrutinizes smaller airlines like ours, which makes us susceptible to regulatory demands that can negatively impact our operations. We may not be able to continue to comply with all present and future rules and regulations. In addition, we cannot predict the costs of compliance with these regulations and the effect of compliance on our profitability, although these costs may be material. We also expect substantial FAA scrutiny as we transition from our Boeing fleet to an all Airbus fleet. An accident or major incident involving one of our aircraft would likely have a material adverse effect on our business and results of operations.

Substantial consolidation in the airline industry could harm our business.

      Since its deregulation in 1978, the airline industry has undergone substantial consolidation through mergers and strategic alliances, and it may undergo additional consolidation in the future. Recent economic conditions and airline financial losses may contribute to further consolidation within our industry. Any consolidation or significant alliance activity within the airline industry could increase the size and resources of our competitors, which, in turn, could adversely affect our ability to compete.

The market price of our common stock may be volatile, which could cause the value of your investment in Frontier to decline.

      Any of the following factors could affect the market price of our common stock:

•	general market, political and economic conditions;

•	changes in earnings estimates and recommendations by financial analysts;

•	our failure to meet financial analysts’ performance expectations;

•	changes in fuel prices; and

•	changes in market valuations of other airlines.

      In addition, many of the risks described elsewhere in this “Risk Factors” section could materially and adversely affect our stock price. The stock markets have experienced price and volume volatility that has affected many companies’ stock prices. Stock prices for many companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market price of our common stock.

Other companies may have difficulty acquiring us, even if doing so would benefit our shareholders, due to provisions under our corporate charter, bylaws, shareholder rights agreement and option plans, as well as Colorado law.

      Provisions in our restated articles of incorporation, our amended and restated bylaws and our shareholder rights agreement, as amended, and under Colorado law could make it more difficult for other companies to acquire us, even if doing so would benefit our shareholders. Our restated articles of incorporation and amended and restated bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

•	a limitation on who may call shareholder meetings;

•	a prohibition on shareholder action by written consent (except that unanimous written consent is permitted); and

•	the ability of our board of directors to issue up to 1,000,000 shares of preferred stock without a shareholder vote.

      The issuance of stock under our shareholder rights agreement could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests. Any of these restrictions could have the effect of delaying or preventing a change in control.

      In addition, all of our currently outstanding options under our stock option plan have a special acceleration feature pursuant to which those options will vest in full in the event we are acquired. The accelerated vesting of our employee stock options may prove to be a deterrent to a potential acquisition of us because the acquiring company may have to implement additional retention programs to assure the continued service of our employees, and the additional dilution which will result from the accelerated vesting of our outstanding employee stock options will likely reduce the amount which would otherwise be payable to our shareholders in an acquisition.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) The following exhibits are being filed herewith:

     1.1 Underwriting Agreement dated September 18, 2003, by and among Frontier and Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner, & Smith Incorporated, and Raymond James & Associates, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER AIRLINES, INC

Date: September 19, 2003	By:	/s/ Jeff Potter

Jeff Potter, President and Chief Executive Officer

	By:	/s/ Paul Tate

Paul Tate, Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Underwriting Agreement dated September 18, 2003, by and among Frontier and Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner, & Smith Incorporated, and Raymond James & Associates, Inc.